Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Long-Term Incentive Plan of Black Stone Minerals, L.P. of our reports dated February 25, 2025, with respect to the consolidated financial statements of Black Stone Minerals, L.P. and the effectiveness of internal control over financial reporting of Black Stone Minerals, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

June 27, 2025